UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2008

ClearPoint Business Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51200	98-0434371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Manor Drive, Suite 110, Chalfont, PA	18914
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 997-7710

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

ClearPoint Business Resources, Inc. (the “Company”) has previously disclosed in its reports filed with the Securities and Exchange Commission that the Company entered into a credit agreement, dated as of February 23, 2007, as amended (the “Credit Agreement”), with Manufacturers and Traders Trust Company (“M&T”) and the several banks and other financial institutions from time to time parties thereto for a revolving credit facility and a term loan (the “Revolver” and the “Term Loan,” respectively). A letter of credit also was issued to the Company pursuant to the Credit Agreement (the “Letter of Credit,” and collectively with the Revolver and the Term Loan, the “Credit Facilities”). All direct and indirect wholly-owned subsidiaries of the Company guaranteed the Company’s obligations under the Credit Agreement. The Revolver is collateralized by a first priority lien on all assets and is cross-collateralized and cross-guaranteed with the Term Loan.

On May 21, 2008, the Company received a notice of default from M&T in connection with the Credit Agreement. The Company defaulted on its obligations under the Credit Agreement as a result of its failure to comply with financial covenants contained in the Credit Agreement, including obligations to maintain certain leverage and fixed charge coverage ratios. As a consequence of the default, M&T exercised its right to declare all outstanding obligations under the Credit Facilities to be immediately due and payable and demanded the immediate payment of approximately $12.8 million, consisting of approximately (i) $7.4 million under the Revolver; (ii) $3.9 million under the Term Loan; and (iii) $1.5 million under the Letter of Credit.

Also pursuant to the notice of default, M&T exercised its right to terminate the Revolver and the Term Loan and to terminate its obligation to make any additional loans or issue additional letters of credit to the Company.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Pursuant to the Marketplace Rules of The Nasdaq Stock Market LLC (“Nasdaq”), whenever the staff of the Nasdaq Listing Qualifications Department (the “Staff”) determines that a company, the securities of which are listed on Nasdaq, does not meet a Nasdaq continued listing standard, including, but not limited to, the requirements set forth in Nasdaq Marketplace Rule 4310(c)(3) (“Rule 4310(c)(3)”), the Staff notifies the company of such non-compliance. On May 22, 2008, the Company received a deficiency letter (the “Notice”) from Nasdaq indicating that the Company is not in compliance with Rule 4310(c)(3) which requires the Company to maintain either (i) $2,500,000 of stockholders’ equity, (ii) $35,000,000 market value of listed securities or (iii) $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

As a result of the Company’s non-compliance with Rule 4310(c)(3), the Staff is reviewing the Company’s eligibility for continued listing of its securities on The Nasdaq Capital Market. To facilitate this review, the Company must provide to Nasdaq, on or before June 6, 2008, a specific plan to achieve and sustain compliance with all The Nasdaq Capital Market listing requirements, including the time frame for completion of the plan. If the Staff determines that the Company’s plan does not adequately address the issues set forth in the Notice, then the Staff will provide written notification to the Company that its securities will be delisted. At that time, the Company would have the ability to appeal the Staff’s decision to the Nasdaq Listing Qualifications Panel. Although the Company is in the process of working on such plan, the Company can offer no assurance that it will be able to provide to

Nasdaq a plan which indicates its ability to both meet and sustain compliance with all Nasdaq listing requirements.

The Company issued a press release on May 28, 2008 respecting the above as required by Nasdaq. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description
99.1	Press Release issued May 28, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 28, 2008

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued May 28, 2008.

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